Exhibit 99.1

FOR IMMEDIATE RELEASE

Barnes & Noble Education Updates Board of Directors

Three New Independent Directors Appointed as Part of Ongoing Board of Directors Refreshment Effort

Rory Wallace Appointed as Part of Renewed Cooperation Agreement with Outerbridge

BASKING RIDGE, N.J., July 18, 2022 –Barnes & Noble Education, Inc. (NYSE: BNED), a leading solutions provider for the education industry, today announced that it has appointed three new independent directors, Mario Dell’Aera, Jr., Kathryn (“Kate”) Eberle Walker and Denise Warren, to the Company’s Board of Directors (the “Board”), effective immediately. The Company also appointed Rory Wallace, Chief Investment Officer of Outerbridge Capital Management, LLC (“Outerbridge”), to the Board as an independent director as part of its renewed cooperation agreement with Outerbridge. In addition, Lowell W. Robinson and Zachary Levenick have stepped down from the Board, effective immediately.

“The appointments of Mario, Kate and Denise are the culmination of a comprehensive search process and marks significant progress on our commitment to refresh the Board with additional skills, experience and diversity,” said Vice Admiral John R. Ryan, Chairman of the Board, Barnes & Noble Education. “Each of these directors bring significant and highly relevant experience, providing additional financial, operational and industry expertise to enhance the execution of our strategy.”

“On behalf of the Board, I would like to thank Lowell and Zack for their valuable contributions and years of service to the Company,” continued Vice Admiral Ryan. “We have appreciated their insights and contributions throughout their tenure on the Board, especially as we have navigated the challenges of the pandemic over the last two years. We wish them all the best in their future endeavors.”

“We are excited to welcome Mario, Kate, Denise and Rory to the Board,” said Michael P. Huseby, Chief Executive Officer, Barnes & Noble Education. “We believe the addition of these fresh perspectives will help us continue our momentum to drive profitable growth across BNED and extend our leadership in education as we deliver best-in-class solutions for our students, schools and partners and enhance value for our shareholders.”

The Company will present the Board’s recommendation with respect to the election of directors in the Company’s definitive proxy statement and other materials, which will be filed with the U.S. Securities and Exchange Commission and made available to all stockholders eligible to vote at BNED’s 2022 Annual Meeting of Stockholders. Details regarding the 2022 Annual Meeting will be announced in due course.

New Independent Directors

Mario R. Dell’Aera, Jr.

Mario Dell’Aera previously served as Senior Audit Partner and Chief Operating Officer of U.S. Audit Operations at KPMG LLP from 2019 until his retirement in 2021, managing 16 business units encompassing over 9,000 partners and professionals and a $3.0BN operating plan. He brings nearly 40 years of accounting experience serving large, global public and private companies in the information, communications and entertainment industries. From 2012 to 2019, he served as Senior Audit Partner for KPMG’s Financial Services audit practice, comprising banking, capital markets, insurance, asset management and real estate companies. In addition to his deep audit and operational expertise, Mr. Dell’Aera brings a proven track record of leadership, innovation and guiding public companies undergoing strategic transformations and financing transactions.

Kate Eberle Walker

Kate Eberle Walker currently serves as Chief Executive Officer and Board Chair of Presence Learnings Inc., a provider of special education teletherapy solutions. She brings more than 20 years of experience leading education organizations and an established track record driving value creation through her expertise in human capital management, finance, M&A and strategy development. From 2015 to 2017, she served as Chief Executive Officer of The Princeton Review and Tutor.com, and Chief Financial Officer and Chief Strategy Officer from 2014 to 2015. Ms. Walker began her career in investment banking at Goldman Sachs. She currently serves as a Director of Babbel, Testing Mom and Prospect Schools, and as a Trustee of the International School of Brooklyn. Ms. Walker previously served on the Board of Directors of Rosetta Stone from 2019 until the company’s acquisition by Cambium Learning Group Inc. in 2020.

Denise Warren

Denise Warren currently serves as the Founder and Chief Executive Officer of Netlyst, LLC a consulting and advisory practice focused on digital business growth and scaling consumer and enterprise recurring revenue streams. She brings extensive public company board experience and has a proven track record growing and operating profitable, recurring revenue businesses in the media and publishing sector, as well as driving transformational digital change in marketing, product and sales. Prior to founding Netlyst, Ms. Warren served as President of Digital and Chief Executive Officer of East Coast Publishing for Tribune Publishing from 2015 to 2016. For more than 25 years, she served in numerous capacities at The New York Times Company inducing as Executive Vice President of Digital Products and Services; General Manager, nytimes.com; Chief Advertising Officer; Senior Vice President of Strategic Planning; and Director of Marketing. Ms. Warren currently serves as an independent Director of Taylor Morrison Home Corporation (NYSE: TMHC), and previously served as a Director and Chair of the Nominating and Governance Committee of Monotype Imaging, and a Director of Electronic Arts (NASDAQ: EA).

Rory Wallace

Rory Wallace currently serves as the Founder and Chief Investment Officer of Outerbridge Capital Management, LLC, an investment adviser to private investment funds. He brings extensive financial and operational knowledge in the technology, media, retail, and education sectors, and a strong track record of advising public companies on managing the capital markets. Prior to founding Outerbridge, Mr. Wallace served as Founder and Chief Investment Officer of DHC Asset Management, LLC, an investment adviser that focused its investments on technology, media and retail. Earlier in his career, Mr. Wallace served in various positions at Straus Asset Management LLC, an investment management firm, including as an analyst and then as a Portfolio Manager.

ABOUT BARNES & NOBLE EDUCATION, INC.

Barnes & Noble Education, Inc. (NYSE: BNED) is a leading solutions provider for the education industry, driving affordability, access and achievement at hundreds of academic institutions nationwide and ensuring millions of students are equipped for success in the classroom and beyond. Through its family of brands, BNED offers campus retail services and academic solutions, a digital direct-to-student learning ecosystem, unparalleled best-in-class assortment of school apparel through a strategic alliance with Fanatics and Lids, wholesale capabilities and more. BNED is a company serving all who work to elevate their lives through education, supporting students, faculty and institutions as they make tomorrow a better, more inclusive and smarter world. For more information, visit www.bned.com.

Media Contact:

Carolyn J. Brown

Senior Vice President

Corporate Communications & Public Affairs

908-991-2967

cbrown@bned.com

Investor Contact:

Andy Milevoj

Vice President

Corporate Finance and Investor Relations

908-991-2776

amilevoj@bned.com